Exhibit 2.1

Asset Purchase Agreement
Dated as of July 31, 2006
By and Between
QS Technologies, Inc. and
Intelligent Systems Corporation, as Sellers
and
Netsmart Public Health, Inc., as Buyer and
Netsmart Technologies, Inc.

i

ii

SECTION 9.9.	Disclosure Generally	48
SECTION 9.10.	Counterparts	48
SECTION 9.11.	Attorney’s Fees	48
SECTION 9.12.	Set-Off or Withholding From Promissory Note	48

iii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of July 31, 2006 (this “Agreement”), is by and between QS TECHNOLOGIES, INC., a Georgia corporation (“QS”) and INTELLIGENT SYSTEMS CORPORATION, a Georgia corporation (“Parent”) (QS and Parent being collectively referred to as “Sellers”), and NETSMART PUBLIC HEALTH, INC., a Delaware corporation (“Buyer”), and NETSMART TECHNOLOGIES, INC., a Delaware corporation (“Netsmart”).
RECITALS
     WHEREAS, QS is engaged in the business (the “Business”) of designing, developing, selling, licensing, maintaining and supporting software products and services for the public health market, as listed on Schedule A (the “Products”);
     WHEREAS, Parent is the owner of all of the issued and outstanding shares of capital stock of QS;
     WHEREAS, both QS and Parent own certain of the assets used in connection with and/or necessary for the operation of the Business;
     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets of the Sellers related to the Business (other than the Excluded Assets, as defined below), which constitute all of the assets principally used in connection with and/or necessary for the operation of the Business;
     WHEREAS, Sellers desire to sell such assets in consideration of Buyer’s obligations hereunder, including Buyer’s agreement to assume certain of the liabilities of Sellers relating to the Business (other than the Excluded Liabilities, as defined below), all on the terms set forth herein.
AGREEMENT
     NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, Sellers and Buyer hereby agree as follows:
ARTICLE 1
DEFINITIONS
          SECTION 1.1. Certain Definitions.
The following terms, as used herein, have the following meanings:
     “Action” means any pending or threatened claim, demand, complaint, charge, proceeding, suit, action, violation, hearing or investigation (and appeals therefrom) before any Governmental Authority or other judicial or administrative tribunal or body and/or any officer thereof.

     “Affiliate” means, in respect of any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person; and “control,” as used in this definition, means the unrestricted power, acting alone, to direct or cause the direction of the management and policies of a Person.
     “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates.
     “Balance Sheet” means the balance sheet of QS dated June 30, 2006.
     “Balance Sheet Date” means June 30, 2006.
     “best efforts” means the efforts a reasonable person in the position of the promisor would use, consistent with the practices of companies operating businesses like the Business, to achieve the stated goal as expeditiously as possible.
     “Bill of Sale and Assumption Agreement” means the Bill of Sale and Assumption Agreement, executed and dated as of the Closing Date, by and between Seller and Buyer.
     “Business Day” means any day other than Saturday, Sunday or a day on which banks located in the State of New York are closed due to a federal holiday.
     “Closing Balance Sheet” means the balance sheet of QS dated July 31, 2006.
     “Closing Balance Sheet Date” means July 31, 2006.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means information not generally available to the public relating to the Business, including, without limitation, all computer software and database information, personnel information, financial information, customer lists, supplier lists, trade secrets, patented proprietary information, forms, information regarding operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented).
     “Contracts” means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, which relate to the Business and to which a Seller is a party or is otherwise bound by on the Closing Date, including the Assumed Contracts.
     “Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents or independent contractors incurred in investigating, preparing for and defending any thereof.
     “Earnings Period” shall mean the period commencing August 1, 2006 and ending December 31, 2006.
     “Earn-Out Payment” means a Maintenance Earn-Out Payment, Vital Records Earn-Out Payment or Other Software Earn-Out Payment under Section 5.6.
     “EBIT-A” shall mean the Buyer’s earnings before interest, income tax and amortization, calculated in accordance with GAAP and, to the extent not inconsistent with GAAP, the past practice of QS as reflected in the Financial Statements.
     “Environmental Law” means any applicable federal, state and local law, statute, ordinance, regulation, rule, judicial or administrative order or decree, or similar requirement of each and every federal, and pertinent state and local Governmental Authority, pertaining to the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., and the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq..
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.
     “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
     “Hazardous Substance” means any substance, compound, chemical or element which is (i) defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, or (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, or (iii) a hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) otherwise regulated under any Environmental Law.
     “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments or (c) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person.
     “Information Technology” means all computer hardware, software, networks, microprocessors, firmware and other information technology and communications equipment currently used in the operation of the information technology systems of the Business.
     “Intellectual Property” means all intellectual property owned or licensed (as licensee) by a Seller and used in or in connection with the Business, or in any Products, service, technology or process currently offered by a Seller in connection with the Business, or currently under development by a Seller for use in connection with the Business, including: (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (collectively, “Copyrights”); (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (collectively, “Patents”); (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (collectively, “Trademarks”); (iv) all domain name registrations (collectively “Domain Names”); (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public (“Trade Secrets”) – Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing; (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable; (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business; (viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on internet site(s) of QS or, to the extent related to the Business, of Parent (collectively, “Software”); (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and (x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.
     “Knowledge of Sellers” means the actual knowledge of Kevin Davidson of QS, and Leland Strange and Bonnie Herron of Parent and shall be deemed to include a representation that such individuals have made all reasonable inquiries under the circumstances.
     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
     “Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     “Maintenance Earn-Out Period” means the fiscal year commencing January 1, 2007 and ending on December 31, 2007.
     “Maintenance Revenue” means all Revenue from support, warranty and maintenance services during the Maintenance Earn-Out Period but excluding any revenue attributable (i) third party licensed products, or (ii) professional services including systems integrator fees, customization, systems integration, implementation and roll out fees.
     “Netsmart” means Netsmart Technologies, Inc., a Delaware corporation and the owner of all of the issued and outstanding capital stock of Buyer.
     “New Customer” means any Person who is not a licensee of any of the Products as of the date hereof.
     “NTST Common Stock” means the common stock, $.10 par value, of Netsmart.
     “Order” means any order, judgment, decree, mandate, writ, injunction, ruling, assessment or award.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity, quality and frequency).
     “Other Software” means all Software Products of QS other than Vital Records Products.
     “Other Software Contract Awards” means the sum of (i) the dollar value of all contracts for Other Software awarded during the Software Earn-Out Period to New Customers, (ii) the dollar value of all upgrade or additional contract awards for Other Software to existing customers during the Software Earn-Out Period, and (iii) any Revenue from existing contracts with Identified Customers that is not included in the calculation of the Earnings Period Revenue Amount, minus (iv) any sales of third party products or services, or Netsmart University or InfoScriber products and (v) Revenue related to the Accounts Receivable of Cleveland and Howard listed on Schedule 5.9(b).
     “Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith; and (iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Authority or other legal entity.
     “Prime Rate” means the prime rate established by Bank of America as in effect from time-to-time.
     “QS Budget” means the budgeted revenue, costs and expenses related to the Business for the period beginning on the Closing Date and ending on December 31, 2006 as set forth on Schedule B.

     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the environment or in, on, under, into or out of any property currently owned, leased or operated by Seller.
     “Remedial Action” means those response actions, including any investigation, testing or monitoring activities required by Environmental Law or by any Governmental Authority to clean up, remove, contain, treat, investigate or abate any Hazardous Substance on or in connection with any property (including, without limitation, actions to address Releases of Hazardous Substances to the environment as of the Closing Date).
     “Revenue” shall mean the Buyer’s revenue calculated in accordance with GAAP and, to the extent not inconsistent with GAAP, the past practice of QS as reflected in the Financial Statements, including but not limited to revenue from support, warranty, maintenance, services and license sales but excluding any sales of third party products or services, or Netsmart University or InfoScriber products.
     “Seller Disclosure Schedules” means the disclosure schedules with respect to this Agreement concurrently delivered by Sellers to Buyer.
     “Seller Material Adverse Effect” means a change, effect, fact, event or circumstance which has had, or will likely have, a material adverse effect on, or a material adverse change in, as the case may be, without regard to any potential insurance coverage or potential tax benefits (with respect to any such event), the business, condition, financial or otherwise, assets, liabilities, or results of operations of Sellers, taken as a whole; provided, however, “Seller Material Adverse Effect” shall not include changes exclusively related to (i) any event as to which Buyer has provided written consent hereunder; or (ii) the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Transferred Assets).
     “Software Earn-Out Period” means the period commencing on the Closing Date and ending on December 31, 2007.
     “Subsidiary” means, with respect to any Person, (i) any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s Subsidiaries and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).
     “Tax” means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.
     “Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax.
     “Total Purchase Price” means (a) the Cash Component in accordance with Section 2.7(a) herein, (b) the Promissory Note to be issued to Seller by Buyer in accordance with Section 2.7(b) herein, (c) the Earn-Out Payments to be paid to Seller by Buyer in accordance with Section 5.6 herein, and (d) the dollar amount of the Liabilities assumed by Buyer in accordance with Section 2.3.
     “Vital Records Contract Awards” means the sum of (i) the dollar value of all contracts for Vital Record Products awarded during the Software Earn-Out Period to New Customers, (ii) the dollar value of all upgrade or additional contract awards for Vital Record Products to existing customers during the Software Earn-Out Period, and (iii) any Revenue from existing contracts with Identified Customers that is not included in the calculation of the Earnings Period Revenue Amount minus (iv) any sales of third party products or services and (v) any Revenue related to the Accounts Receivable of Nebraska listed on Schedule 5.9(b).
     “Vital Records Products” means Software Products so identified on Schedule A.
               SECTION 1.2. Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section
“Accounting Firm”	2.8
“Agreement”	Preamble
“Assumed Contract”	2.1(b)
“Assumed Liabilities”	2.3
“Assumed Warranties”	2.3(b)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Indemnified Parties”	8.3
“Buyer Material Adverse Effect”	4.1
“Buyer’s Basket”	8.3(a)
“Cash Component”	2.7(a)
“Claim”	8.6(a)
“Claim Notice”	8.6(a)
“Closing”	2.6
“Closing Date”	2.6
“COBRA”	2.4(f)
“Competitive Business”	7.1
“Continuing Employee”	5.3(a)
“Copyrights”	1.1
“Customer Contract”	2.1(b)

Defined Term	Section
“Dispute Notice”	5.6(e)
“Domain Names”	1.1
“Earnings Indemnity Amount”	2.9(c)
“Earnings Period EBIT-A Amount”	2.9(a)
“Earnings Period Revenue Amount”	2.9(a)
“Earn-Out Payment Date”	5.6(b)
“Earn-Out Statement”	5.6(e)
“Employee Benefit Plans”	3.24
“Employment Agreements”	5.3(a)
“Environmental Permits”	3.22(c)
“Equipment”	2.1(a)
“ERISA Affiliates”	3.24
“Excluded Assets”	2.2
“Excluded Liabilities”	2.4
“Final EBIT-A Amount”	2.9(b)
“Final Revenue Amount”	2.9(b)
“Financial Statements”	3.4(a)
“Governmental Contracts”	3.12(a)
“Identified Customers”	2.9
“Incentive Payments”	3.24(b)
“Indemnified Party”	8.6(a)
“Indemnifying Party”	8.6(a)
“Leased Real Property”	3.21(b)
“License”	3.9(b)
“Loss” or “Losses”	8.3
“Maintenance Earn-Out Payment”	5.6(a)
“Material Contracts”	3.11(a)
“Negotiation Period”	8.6(e)
“Other Software Earn-Out Payment”	5.6(b)
“Patents”	1.1
“Performance Liability”	2.3(e)
“Post-Closing Tax Period”	6.3
“PTO”	3.9(g)
“Pre-Closing Tax Period”	6.3
“Price Allocation”	2.9(a)
“Products”	Recitals
“Promissory Note”	2.7(b)
“Proposed Closing Balance Sheet”	2.8
“Proposed Earnings Calculations”	2.9(a)
“Proposed Revised Earnings Calculations”	2.9(b)
“Receivables”	2.2(b)
“Review Period”	5.6(e)
“SEC Reports”	4.6
“Seller”	Preamble
“Seller Indemnified Party”	8.4
“Seller Representatives”	5.6(c)
“Sellers’ Basket”	8.5(b)
“Services”	5.9(a)

Defined Term	Section
“Software”	1.1
“Submission Date”	2.8
“Third-Party Claim”	8.6(b)
“Trademarks”	1.1
“Trade Secrets”	1.1
“Transferred Assets”	2.1
“Unearned Revenue”	2.3(a)
“Vital Records Earn-Out Payment”	5.6(b)
ARTICLE 2
TRANSFER OF ASSETS
          SECTION 2.1. Transfer of Assets by Seller.
     Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Sellers and Sellers agree to sell or cause to be sold to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, certain of the assets, properties, rights, licenses, permits, contracts, causes of action, claims and operations relating to or used in connection with the Business (except for the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are owned by, leased or licensed by, or in the possession or control of, Sellers (the collective assets, properties, rights, licenses, permits, contracts, causes of action, claims, operations and businesses to be transferred to Buyer by Sellers pursuant hereto are referred to collectively herein as the “Transferred Assets”). Without limiting the generality of the foregoing, the Transferred Assets shall include all of Sellers’ right, title and interest in and to the following:
          (a) all computer equipment (including all hardware, servers, software (other than off-the-shelf software) and other Information Technology), communications equipment, spare and replacement parts and other tangible property (and interests in any of the foregoing) of Sellers as set forth on Schedule 2.1(a) (collectively, the “Equipment”), together with all warranties and licenses issued to Seller in connection with the Equipment, and any claims, credits and rights of recovery with respect to the Equipment;
          (b) all of the Contracts to which Seller is a party (and Seller’s rights thereunder) that are (i) set forth on Schedule 2.1(b), (ii) not in default and as to which no claim of default exists on the Closing Date, and (iii) enforceable by Buyer without the consent of a third party (or for which a consent is obtained on or prior to the Closing Date) (collectively, the “Assumed Contracts”); including but not limited to Contracts under which QS licenses software or provides services to QS’ customers (“Customer Contracts”);
          (c) all source code and object code Software for the Products;
          (d) all prepaid charges, expenses and work-in-process of Sellers relating to the Transferred Assets, including any such charges and expenses with respect to leases and rentals;
          (e) all rights of Sellers to insurance proceeds with respect to claims for Damages to the Transferred Assets, unless such proceeds reimburse Sellers for the previously completed repair or restoration of such Transferred Assets;

          (f) all of Sellers’ rights, claims, credits, causes of action or rights of set-off against third parties relating to, or arising in connection with, the Business or the Transferred Assets (other than those relating exclusively to Excluded Liabilities), whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to QS;
          (g) except as set forth in Section 2.2(e), all records, files and papers of Sellers related to the Business and currently in its possession (which Sellers acknowledge constitutes all records, files and papers related to the Business and currently in their possession), whether in hard copy or computer format, including invoices, sales and promotional literature, manuals and data, sales and purchase correspondence, and documentation developed or used for accounting, marketing, design, engineering, manufacturing or any other purpose related primarily to the conduct of the Business at any time prior to the Closing, including all creative materials, advertising and promotional materials and all other printed or written materials and a copy of QS’s employment records, to the extent Sellers are permitted by law to provide such employment records to Buyer;
          (h) all lists and records pertaining to present, former and prospective customers, and suppliers of the Business;
          (i) all Intellectual Property, Confidential Information, and other intangible assets of such nature, including all agreements pertaining to the foregoing; and
          (j) all goodwill associated with the Business and the Transferred Assets, including, but not limited to, the name “QS Technologies” and all derivations thereof.
          SECTION 2.2. Excluded Assets.
     Notwithstanding anything herein to the contrary, Sellers will retain and not transfer, convey, assign or deliver to Buyer, and neither Buyer nor any of Buyer’s Affiliates will acquire any right, title or interest in or to any of the following assets (collectively, the “Excluded Assets”):
          (a) all cash and cash equivalents;
          (b) all accounts receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, of QS existing on the Closing Date and any security or collateral therefor, including recoverable advances and deposits (collectively, the “Receivables”);
          (c) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets or the Excluded Liabilities;
          (d) Sellers’ rights under this Agreement, the Bill of Sale and Assumption Agreement and the Promissory Note;
          (e) Sellers’ organizational records, minute books, tax records, employment records, and a copy of all of Seller’s financial and accounting records;

          (f) The agreement between QS and Parent pursuant to which Parent provides certain administrative, accounting and personnel services to QS; and
          (g) Any amounts owed to QS from any of its Affiliates.
          SECTION 2.3. Assumption of Liabilities.
     Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume, timely perform and timely discharge only the following Liabilities with respect to the Business and the Transferred Assets (collectively, the “Assumed Liabilities”):
          (a) all executory obligations of QS under, or arising after the Closing out of, the Assumed Contracts, including those necessary to enable Buyer to recognize the unearned revenue identified on the Balance Sheet (“Unearned Revenue”);
          (b) all obligations of QS with respect to product warranties and service contracts related to the Assumed Contracts (collectively, the “Assumed Warranties”);
          (c) all Liabilities of the Business relating to the Transferred Assets (other than Excluded Liabilities) to the extent resulting from events or conditions occurring or arising on or after the Closing Date; and
          (d) all Liabilities of QS related to Accounts Payable, Accrued Commissions, Accrued Payroll, Employee vacation pay, and Unearned Revenue to the extent such accruals are set forth in the Closing Balance Sheet.
          (e) Notwithstanding the foregoing, in the event that the Closing Balance Sheet shall reflect current assets and property, plant and equipment of less than $190,000, current liabilities of more than $262,500 or unearned revenue of less than $1,760,000, then the Assumed Liabilities shall be reduced by an amount sufficient to ensure that the total dollar amount of Assumed Liabilities, net of the value of the Transferred Assets, shall not exceed $2,050,000 (such amount being the “Liability Adjustment”); provided that no such adjustment shall be required in the event that the amount of the Liability Adjustment so calculated shall be less than $50,000. For the avoidance of doubt, Buyer and Sellers agree that in the event the Liability Adjustment is equal to or exceeds $50,000, one or more liabilities in the amount of Liability Adjustment and previously included as an Assumed Liability shall be retained by Sellers and shall become an Excluded Liability; provided, however, Sellers shall in no event be obligated to retain any Assumed Liability that consists solely of a performance obligation as opposed to an obligation to pay money (a “Performance Liability”). In the event the Assumed Liabilities other than Performance Liabilities are insufficient to effect the adjustment contemplated by this Section, the Buyers shall be entitled to a set-off against the Promissory Note in the amount of the Liability Adjustment not eligible to be retained by Sellers in accordance with the preceding sentence, which set off shall be applied to payments under the Promissory Note in the manner provided in Section 9.12.
          SECTION 2.4. Excluded Liabilities.
     Except for the Assumed Liabilities, Buyer does not assume, agree to perform or discharge, indemnify Sellers against, or otherwise have any responsibility for any Liabilities of Sellers,

whether fixed or contingent, and whether arising prior to, on or after the Closing Date (the “Excluded Liabilities”), including, without limitation, any of the following Liabilities:
          (a) any Indebtedness of QS other than to the extent arising following the Closing Date under any of the Assumed Contracts;
          (b) any Liability of Sellers for Taxes relating to the Business or the Transferred Assets attributable to any period prior to the Closing Date including any Liability of Sellers for such periods for the unpaid taxes of any Person as a transferee or successor, by contract or otherwise;
          (c) any Liability of Sellers to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of either Seller;
          (d) any Liability of Sellers to any stockholder or Affiliate of Sellers other than pursuant to any Assumed Contract;
          (e) any Liability of Sellers arising out of or resulting from non-compliance with any Applicable Law with respect to the Business prior to the Closing;
          (f) except as specifically provided in Section 2.3(d), any Liability of Sellers for making payments or providing benefits of any kind to any current or former employees that accrued or arose prior to the Closing Date, including, without limitation, (A) any Liability to provide any such employees notices and continuation of health benefit coverage required to be provided to all employees or the beneficiaries or dependents of such employees, under Part 6 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code and state or local laws with the same or similar purpose (herein collectively referred to as “COBRA”), (B) any Liability in respect of medical and other benefits for retirees, (C) any Liability in respect of work related employee injuries or workmen’s compensation claims, and (D) any Liability of Seller with respect to any severance obligations owed to employees of Seller resulting from any termination initiated by Seller on or before the Closing Date, except to the extent such obligations arise from the failure of Buyer fully to perform its obligations under Section 5.3 hereof;
          (g) expenses incurred by Sellers in connection with the transactions contemplated herein, including, without limitation, fees and expenses of Seller’s counsel and accountants;
          (h) any obligation or liability of Sellers to the Buyer created by this Agreement;
          (i) any Liability, whether presently existing or hereafter arising, which is attributable solely to an Excluded Asset;
          (j) any Liability arising from Sellers’ failure to comply with the bulk transfer laws of any applicable jurisdiction with respect to the consummation of the transactions contemplated hereby;
          (k) any Liability for uncleared checks of Sellers or the bank accounts of Sellers;
          (l) any Liability resulting from or relating to any Actions against Sellers based on events, circumstances or conditions occurring or existing prior to Closing; and

          (m) any Liability not otherwise constituting an Assumed Liability.
          SECTION 2.5. Assignment of Contracts and Rights.
     With respect to any Contract as to which the terms thereof require the consent of a third party for the assignment of such Contract to Buyer and such consent has not been obtained on or before the Closing Date:
     (a) promptly after the date hereof, to the extent requested by Buyer, Sellers will use their best efforts to obtain the written consent of the other parties to any such Contract for the assignment of such Contract to Buyer.
     (b) Sellers and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Sellers under which Buyer will obtain, to the extent practicable, the claims, rights and benefits of such Contract and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming QS’ obligations, any and all claims, rights and benefits of QS against a third party thereto.
     (c) Subject to the provisions of Section 5.9, and until the transfer of such Contract to Buyer pursuant to this Section 2.5, Sellers will promptly pay to Buyer all monies received by Sellers under any such Contract or any claim, right or benefit arising thereunder.
     (d) Upon the receipt of the written consent pursuant to Section 2.5(a), or at such earlier time as Buyer shall waive Sellers’ obligations under this Section 2.5, such Contract will become an “Assumed Contract” hereunder.
          SECTION 2.6. Closing.
     The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Kramer, Coleman, Wactlar & Lieberman, 100 Jericho Quadrangle, Jericho, New York, on the date of this Agreement (the “Closing Date”), or simultaneously at such office and one or more other offices by means of fax, email or other electronic delivery of documents.
          SECTION 2.7. Purchase Price.
     In consideration of the sale, transfer, conveyance, and assignment of the Transferred Assets by Seller to Buyer at the Closing, and in reliance upon both the representations and warranties of Sellers made herein and the faithful performance by Sellers of their covenants herein, Buyer agrees to assume the Assumed Liabilities in accordance with Section 2.3 and to pay to Sellers the Total Purchase Price as follows:
          (a) Cash Component: at the Closing, to Parent, the sum of $1,900,000 (the “Cash Component”). The payment of the Cash Component shall be made by wire transfer in immediately available funds to such bank account as Parent shall have designated in writing to Buyer no less than one (1) Business Day prior to Closing; and
          (b) Promissory Note: a promissory note of Netsmart payable to the order of Parent in the principal amount of $1,435,000, which principal amount shall bear interest at the

Prime Rate at Closing and be fully amortized in equal monthly installments over a 36-month period, in the form of Exhibit A hereto (the “Promissory Note”).
          (c) Earn-Out Payments. Buyer shall pay certain Earn-Out Payments to Sellers as provided in Section 5.6 of this Agreement.
          SECTION 2.8. Closing Balance Sheet.
     Within thirty (30) days after the Closing Date, Sellers shall prepare and present to Buyer a balance sheet as of July 31, 2006 (the “Proposed Closing Balance Sheet”), which Proposed Closing Balance Sheet shall be prepared so that it presents fairly, in all material respects, the financial position of QS as of the Closing Balance Sheet Date with respect to the Transferred Assets and Assumed Liabilities, in accordance with GAAP and, to the extent not inconsistent with GAAP, past practice of QS. The Proposed Closing Balance Sheet shall be binding upon the parties to this Agreement on the thirtieth (30th) day after Buyer’s receipt of the Proposed Closing Balance Sheet unless (i) Buyer gives written notice of agreement with the Proposed Closing Balance Sheet to Sellers prior to such date (in which event the Proposed Closing Balance Sheet shall be binding upon the parties as of the date of Sellers receipt of such notice) or (ii) Buyer gives written notice of disagreement with any of the values or amounts contained therein to Sellers prior to such date, specifying in reasonable detail the nature and extent of such disagreement. If Buyer and Sellers mutually agree upon the Proposed Closing Balance Sheet after Sellers’ receipt of a notice of disagreement from Buyer, such agreement shall be binding upon the parties to this Agreement. Buyer and Sellers shall use best efforts to resolve any disagreements concerning the Proposed Closing Balance Sheet.
          SECTION 2.9. Calculation of Earnings Period Financial Results; Indemnification
          (a) On or before the thirtieth day following the preparation of audited financial statements of Buyer for the fiscal year ending December 31, 2006 but no later than April 30, 2007, Buyer will prepare and present to the Sellers a calculation of the Revenue and the EBIT-A for the Earnings Period (the “Proposed Earnings Calculations”), which Proposed Earnings Calculations shall provide line item detail at least as detailed as that provided in the QS Budget and shall identify all sources of Revenue, including but not limited to customers named in the QS Budget (the “Identified Customers”). The parties agree that the Proposed Earnings Calculations shall be prepared in accordance with GAAP and, to the extent not inconsistent with GAAP, past practices of QS; provided however, Revenue shall not include the amounts associated with the Accounts Receivable identified on Schedule 5.9(b) for Cleveland, Howard and Nebraska, but shall include the amount identified on Schedule 5.9(c) for the Ohio Death module to the extent that such Revenue is recognizable by the date when the Proposed Earnings Calculation is due. Notwithstanding the above, Buyer agrees that the costs and expenses included in the calculation of the Proposed Earnings Calculations (i) shall be consistent with the types and amounts of historical expenses and budgeted expenses as shown in the QS Budget; (ii) shall be consistent with the conduct of the Business prior to the Closing Date, (iii) shall not include any allocation of corporate overhead or other types or amounts for charges or expenses not associated with the Business prior to the Closing Date or not included in the QS Budget; (iv) shall not include any costs or expenses related to the transactions contemplated in this Agreement; and (v) shall include any amounts payable by Netsmart under the lease for the Leased Real Property. Furthermore, the Revenue included in the Proposed Earnings Calculations shall include any Unearned Revenue transferred to Buyer that

Buyer determines it may not be permitted to recognize but which would have been otherwise earned by QS under GAAP during the Earnings Period if the sale to Buyer had not occurred. Buyer and Sellers acknowledge and agree that pro forma adjustments may be required to the audited financial statements in order to prepare the Proposed Earnings Calculations as required hereunder. The Revenue and EBIT-A for the Earnings Period, as finally determined pursuant to Section 2.9(a) and agreed to by the parties in accordance with Section 2.9(c) is referred to herein as the “Earnings Period Revenue Amount” or “Earnings Period EBIT-A Amount,” as the case may be.
          (b) In the event that the Earnings Period Revenue Amount is less than $1,995,000 or the Earnings Period EBIT-A Amount is less than $1,045,000, Buyer will prepare and present to the Sellers a revised calculation of (i) the Revenue for the Earnings Period plus the Revenue attributable to the Identified Customers for the period from January 1, 2007 through January 31, 2007, and (ii) the EBIT-A for the Earnings Period plus the EBIT-A attributable to the Identified Customers for the period from January 1, 2007 through January 31, 2007 (the “Proposed Revised Earnings Calculations”). The parties agree that the Proposed Revised Earnings Calculations shall be prepared in accordance with Section 2.9(a) above. The Revenue and EBIT-A, as finally determined pursuant to Section 2.9(b) and agreed to by the parties in accordance with Section 2.9(c) is referred to herein as the “Final Revenue Amount” or “Final EBIT-A Amount,” as the case may be.
          (c) The Proposed Earnings Calculations or Proposed Revised Earnings Calculations, as the case may be, shall be binding upon the parties to this Agreement unless Sellers give written notice of disagreement with any of said values or amounts or items in the Proposed Earnings Calculations or Proposed Revised Earnings Calculations to Buyer within fifteen (15) Business Days after its receipt of the Proposed Earnings Calculations or Proposed Revised Earnings Calculations, specifying in reasonable detail the nature and extent of such disagreement. The parties shall use best efforts to resolve any disagreement timely raised by Sellers.
     (d) In the event that the Final Revenue Amount is less than $1,995,000 or the Final EBIT-A Amount is less than $1,045,000, Buyer shall be entitled to receive from Sellers an amount of liquidated damages (the “Earnings Indemnity Amount”) in an amount equal to the greater of (i) 50% of the amount by which the Final Revenue Amount is less than $2,100,000, and (ii) 100% of the amount by which Final EBIT-A Amount is less than $1,100,000, which Earnings Indemnity Amount shall be payable solely by means of a set-off against the amounts payable under the Promissory Note, which set off shall be applied to payments under the Promissory Note in the manner provided in Section 9.12.
          SECTION 2.10. Closing Deliveries.
          (a) At the Closing, to be held simultaneously with the execution and delivery of this Agreement, Sellers shall deliver, or cause to be delivered, to the Buyer the following:
     (i) A copy of resolutions duly adopted by Sellers, authorizing the execution, delivery and performance of this Agreement and the Bill of Sale and Assumption Agreement, and a certificate of the respective secretaries of Sellers, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect as of the Closing Date;

     (ii) A duly executed counterpart of the Bill of Sale and Assumption Agreement in form and substance reasonably satisfactory to Buyer, and any other instruments of transfer necessary to transfer ownership to Buyer of the Transferred Assets;
     (iii) Instruments that shall be effective to transfer to Buyer all of Sellers’ right, title and interest in and to the Intellectual Property of Sellers included in the Transferred Assets in form suitable for filing with the necessary Governmental Authorities;
     (iv) A certificate of good standing from the Secretary of State of QS’ jurisdiction of incorporation and from the Secretary of State of each jurisdiction in which QS is qualified to do business as set forth on Schedule 3.1;
     (v) A certificate of good standing from the Secretary of State of Parent’s jurisdiction of incorporation; and
     (vi) such other and further documents, instruments, certificates and agreements reasonably deemed by Buyer’s counsel to be necessary to effectuate the transactions contemplated by this Agreement;
          (b) At the Closing, and simultaneously with the execution and delivery of this Agreement, the Buyer shall deliver, or cause to be delivered, to Sellers the following:
     (i) A copy of resolutions duly adopted by Buyer, authorizing the execution, delivery and performance of this Agreement and the Bill of Sale and Assumption Agreement, and a certificate of the secretary of Buyer, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect as of the Closing Date;
     (ii) A copy of resolutions duly adopted by Netsmart, authorizing the execution, delivery and performance of this Agreement and the Bill of Sale and Assumption Agreement, and a certificate of the secretary of Netsmart, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect as of the Closing Date;
     (iii) A duly executed counterpart of the Bill of Sale and Assumption Agreement;
     (iv) The duly executed Promissory Note;
     (v) A certificate of good standing from the Secretary of State of Buyer’s jurisdiction of incorporation and from the Secretary of State of the jurisdiction in which Buyer maintains its principal place of business; and
     (vi) such other and further documents, instruments, certificates and agreements reasonably deemed by Sellers’ counsel to be necessary to effectuate the transactions contemplated by this Agreement.

          SECTION 2.11. Purchase Price Allocation.
          (a) For all Tax purposes, the Total Purchase Price, increased by the portion of the Assumed Liabilities that is treated as consideration for the Transferred Assets for federal income tax purposes, shall be allocated to the Transferred Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (“Price Allocation”). The Price Allocation shall be proposed by Buyer and thereafter agreed to by the parties, and each party hereto shall adopt and utilize the Price Allocation for purposes of all Tax Returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any Tax Return, any refund claim, any litigation proceeding or otherwise, except that Buyer’s cost for the Transferred Assets may differ from the amount so allocated to the extent necessary to reflect Buyer’s capitalized acquisition costs other than the amount realized by Sellers. In the event that the Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.
          (b) Each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filings required by Applicable Law.
          (c) Any indemnification payment by Sellers, including by way of a reduction in amounts payable under the Promissory Note, shall be treated as an adjustment to the Total Purchase Price paid for the Transferred Assets for tax purposes. Such adjustment shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment. If any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Transferred Assets in accordance with the Price Allocation method provided in Section 2.11(a) above.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers jointly and severally hereby represent and warrant to Buyer as follows:
          SECTION 3.1. Organization and Qualification.
     Each of QS and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all corporate power and authority to own, lease and operate the Transferred Assets and to carry on the Business as now being conducted. QS is duly qualified or licensed and in good standing in each jurisdiction set forth on Schedule 3.1, which is each jurisdiction where the nature of the activities conducted by Business or the character of the property or assets owned, leased or operated by the Business makes such qualification or licensing necessary, except in jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not have a Seller Material Adverse Effect.
          SECTION 3.2. Authority Relative to this Agreement.

     The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby are within Sellers’ corporate powers and have been duly authorized by all requisite action on the part of each Seller. This Agreement and the Bill of Sale and Assumption Agreement have been duly and validly executed and delivered by each Seller which is a party thereto and each constitutes a legal, valid and binding agreement of such Seller enforceable against such Seller in accordance with its respective terms, except as the enforcement thereof may be subject to, or limited by, applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and subject to the application of equitable principles and the availability of equitable remedies.
          SECTION 3.3. Subsidiaries.
     QS has no Subsidiaries. QS owns no interest, directly or indirectly, and has no commitment to purchase any interest, direct or indirect, in any other Person.
          SECTION 3.4. Financial Statements.
          (a) Copies of the income statements for QS for the years ended December 31, 2003, 2004 and 2005, which are consistent with the income statements included in the consolidated financial statements of Parent that have been audited by an independent, registered public accounting firm, have been provided to Buyer and are set forth on Schedule 3.4(a) (together with the Balance Sheet which has been provided to the Buyer, the “Financial Statements”).
          (b) The Financial Statements (i) are complete, true and correct in all material respects, (ii) were prepared in conformity with GAAP applied on a consistent basis in accordance with past practice, and (iii) present fairly the financial position and results of operations of QS, respectively, as of the dates thereof and for the periods then ended as referred to therein.
          (c) Other than to the extent disclosed or reserved for in the Balance Sheet, or otherwise disclosed in the Seller Disclosure Schedules to this Agreement, QS has no Liabilities, commitments or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due) except Liabilities, commitments and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date which do not exceed in the aggregate $25,000.
          (d) The books of account and other financial records of QS are complete and accurate in all material respects and have been maintained in a manner and to an extent sufficient to enable the Financial Statements to be prepared in accordance with GAAP and as represented in (a), (b) and (c) of this Section 3.4.
          SECTION 3.5. Consents and Approvals; No Conflicts or Violations.
          (a) No filing with or notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery by Sellers of this Agreement or the Bill of Sale and Assumption Agreement to which such Seller is a party or the consummation by Sellers of the transactions contemplated hereby or thereby, except for any required consent to the transfer of an Assumed Contract which either has been obtained or is listed on Schedule 3.5(b).

          (b) Neither the execution, delivery and performance of this Agreement or the Bill of Sale and Assumption Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation and By-laws of each Seller, (ii) except as set forth on Schedule 3.5(b), result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract relating to the Business or the Transferred Assets, or (iii) violate any Applicable Law binding on or applicable to a Seller or any of the Transferred Assets except, in the case of (ii) or (iii), (A) as set forth on Schedule 3.5(b) and for (B) such other violations, breaches or defaults that do not have and would not reasonably be likely to have a Seller Material Adverse Effect or adversely affect the Sellers’ ability to enter into and perform its obligations under this Agreement or the Bill of Sale and Assumption Agreement.
          SECTION 3.6. Litigation.
     There is no Action pending or, to the Knowledge of Sellers, threatened by or against a Seller with respect to the Business or relating to any the Transferred Assets before any Governmental Authority, in each case, (i) that individually or in the aggregate, by its existence or by an adverse determination: (A) has or could be reasonably expected to have a Seller Material Adverse Effect, (B) could prevent, hinder or delay the execution and performance of this Agreement or the Bill of Sale and Assumption Agreement or the consummation of the transactions contemplated hereby or thereby, or (C) could result in this Agreement or the Bill of Sale and Assumption Agreement being declared unlawful or cause the rescission of any of the transactions contemplated hereby or thereby or (ii) in which the amount of damages asserted in writing exceeds $50,000.
          SECTION 3.7. Compliance with Applicable Law.
     Each Seller holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of the Business and the use of the Transferred Assets in the same manner and extent to which it is currently conducted, except where such failures to hold such permits, licenses, variances, exemptions, orders and approvals, individually or in the aggregate, do not have and are not reasonably likely to have a Seller Material Adverse Effect. Sellers have not been charged by any Governmental Authority with, or received notice from any Governmental Authority of, any violation of any Applicable Law relating to it, or the operation of the Business, nor, to the Knowledge of Sellers, is there any threatened claim of such violation (including any investigation) or any reasonably basis therefor. The Business has been conducted in compliance with all Applicable Laws, except where noncompliance with Applicable Laws, individually or in the aggregate, does not have and is not reasonably likely to have a Seller Material Adverse Effect. This Section 3.7 does not address compliance with, or permits, licenses, variances, exemptions, orders or approvals required under, Environmental Law, which are addressed solely in Section 3.22.
          SECTION 3.8. Labor Matters.
          (a) There are no pending or, to the Knowledge of Sellers, threatened charges, complaints, petitions or grievances before any Governmental Authority relating to or predicated upon a violation of Applicable Law regarding employment, employment practices or terms and conditions of employment, including charges of unfair labor practices, unlawful discharge, discrimination, harassment or hostile work environment with respect to any of the employees of the Business, nor to the Knowledge of Sellers, is there any basis for any such charges, complaints, petitions or grievances. QS is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by QS with respect to the Business. No employee of the Business is employed by Parent. No strikes, slowdowns, work stoppages, or lockouts have occurred nor, to the Knowledge of Sellers, have there been any threats thereof.
          (b) None of the employees identified on Schedule 3.8 has given notice to a Seller of his or her intention to resign prior to the Closing Date or, to the Knowledge of Sellers, is intending to do so.
          SECTION 3.9. Intellectual Property.
          (a) Schedule 3.9(a) lists (i) all registered Trademarks, and all pending applications for Trademarks; (ii) all registered Copyrights, and all pending applications for Copyrights; and (iii) all Domain names. Schedule 3.9(a) lists all common-law Trademarks owned by a Seller that are material to the Business and owned by Sellers. Sellers do not own any Patents or foreign Trademarks or Copyrights related to the Business. Except for the Intellectual Property identified on Schedule 3.9(a), Sellers do not own any other Intellectual Property that is material to the Business and required to be disclosed on Schedule 3.9(a).
          (b) Schedule 3.9(b) lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property (other than licenses granted by Sellers under Customer Contracts and agreements signed by QS employees under its standard confidentiality and Intellectual Property ownership agreement) including (i) licenses by QS to any Person of any Intellectual Property, and (ii) licenses by any other Person to a Seller of any Intellectual Property (except with respect to generally available “off-the-shelf” software) (each, a “License”). Each License set forth on Schedule 3.9(b) is a valid and binding agreement, in full force and effect and enforceable against the Seller party thereto, and to the Knowledge of Sellers, against the other parties thereto in accordance with its terms. With respect to each License, there is no default (or event that with the giving of notice or passage of time would constitute a default) by a Seller, or, to the Knowledge of Sellers, the other party thereto. There are no pending, or, to the Knowledge of Sellers, threatened claims with respect to any License. True and complete copies of all Licenses have been made available to the Buyer.
          (c) The Sellers have good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary for the conduct of the Business in the same manner as it is being conducted on the Closing Date. Neither the consummation of the transactions contemplated by this Agreement nor Sellers’ performance hereunder will result in the diminution, transfer, termination or forfeiture of a Seller’s rights in the Intellectual Property or Licenses. Except for Intellectual Property owned by third parties and licensed to a Seller pursuant to the Licenses, to the Knowledge of Sellers, no Person other than a Seller has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof, except that the customers of QS have licensed Software Products from QS in the Ordinary Course of Business. All officers, employees and independent contractors of Sellers who have created Intellectual Property have executed a binding and enforceable agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to a Seller.

          (d) No Person has notified a Seller that it has in the conduct of the Business, infringed upon, misappropriated or misused, any intellectual property or proprietary information of another Person, and, to the Knowledge of Sellers, each Seller in the conduct of the Business has not infringed upon, misappropriated or misused, any intellectual property or proprietary information of another Person. There are no pending or, to the Knowledge of Sellers, threatened claims or proceedings in which Sellers’ ownership or use of the Intellectual Property has been or will be challenged by another Person. To the Knowledge of Sellers, no Person is infringing upon, misappropriating, or otherwise violating Sellers’ rights to the Intellectual Property.
          (e) The Sellers own full and unencumbered right and good, valid and marketable title or has valid licenses to all Software included in the Products. The Software owned by the Sellers is free and clear of all Liens, except Permitted Liens. No Seller has incorporated any Intellectual Property owned by another Person into the Products or the Software, except as set forth on Schedule 3.9(e). Except as set forth on Schedule 3.9(e), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Software. Sellers employ commercially reasonable measures to ensure that the Software used in connection with the Business contain no “viruses” which, for the purposes of this Agreement, means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any Software or hardware.
          (f) Sellers have taken commercially reasonably measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Confidential Information. To the Knowledge of Sellers, no Confidential Information of a Seller used in connection with the Business has been disclosed to any third party, other than pursuant to a non-disclosure or confidentiality agreement or other conditional obligation intended to protect such Seller’s proprietary interests in and to such Confidential Information.
          (g) Trademarks: (i) All registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office (“PTO”) or any other trademark office, are currently in material compliance with all Applicable Law (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or Taxes or Actions falling due within ninety (90) days after the Closing Date; (ii) No Trademark has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the Knowledge of Sellers, no such Action is threatened with respect to any of the Trademarks; (iii) No Trademark is alleged to infringe any trade name, trademark or service mark of any other Person and, to the Knowledge of Sellers, no Trademark is currently being infringed upon by any other Person; (iv) All Products displaying a Trademark which has been registered with the PTO bear the proper federal registration notice.
          (h) The Intellectual Property (including, to the Knowledge of Sellers, the Intellectual Property licensed to Sellers by third parties), is free and clear of any and all Liens, except for Permitted Liens.
          (i) To the Knowledge of Sellers, there has been no breach of security involving any websites or information assets of Sellers in connection with the Business. All data which has been collected, stored, maintained or otherwise used by Sellers in connection with the Business has been collected, stored, maintained and used in accordance with Applicable Law and industry standards, except where such noncompliance, individually or in the aggregate, does not have and would not reasonably be expected to have a Seller Material Adverse Effect. No Seller has been notified of noncompliance with Applicable Law regarding protection of data or industry standards pertaining thereto.
          (j) All Contracts for the lease or license of Information Technology or arrangements relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management and computer bureau services agreements) of the Information Technology owned or used by a Seller in the conduct of the Business is set forth on Schedule 3.9(j).
          (k) Sellers either own or have rights to use under valid licenses or leases all Information Technology required to carry on the Business as currently conducted, which Information Technology has the capacity and performance necessary to fulfill its current obligations under the Assumed Contracts and the Assumed Warranties.
          (l) (i) All Contracts for the lease or license of Information Technology used in connection with the Business are legal, valid and binding and enforceable against the Seller party thereto, and to the Knowledge of Sellers, against the other parties thereto in accordance with their respective terms and are in full force and effect, and (ii) with respect to each Contract for the lease or license of Information Technology used with the Business, there is no default (or event that with the giving of notice or passage of time would constitute a default) by a Seller, or, to the Knowledge of Sellers, the other party thereto.
          SECTION 3.10. Brokers.
     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers for which the Buyer would or could be liable.
          SECTION 3.11. Contracts.
          (a) Schedule 3.11 lists all Assumed Contracts described in clauses (i) through (xv) below that relate to the Business and which have not, as of the date hereof, been terminated or fully performed ( together with the Customer Contracts, the “Material Contracts”):
          (i) any Assumed Contracts providing for a commitment of employment or provision of services involving the manufacture, design, improvement, sale, promotion, distribution, advertising, repair or maintenance and support of the Business, the Transferred Assets or Products of the Business;
          (ii) any Assumed Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of QS or the Business to engage in any business activity or compete with any Person or to solicit any Persons as customers, employees or independent contractors;
          (iii) any Assumed Contracts pursuant to which any Lien (other than Permitted Liens) has been or could reasonably be expected to be imposed on any Transferred Assets;

     (iv) any Assumed Contracts (other than this Agreement) providing for (i) the future disposition or acquisition of any of the Transferred Assets, and (ii) any merger or other business combination involving the Business;
     (v) any Assumed Contract which includes express provisions regarding confidentiality of any information pertaining to, or used in connection with, the Business or the Transferred Assets;
     (vi) any Assumed Contract that limits or contains restrictions on the ability of QS to incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;
     (vii) all Assumed Contracts (except for Assumed Contracts related to the sale of goods or services to customers in the ordinary course of business) that (A) involve the payment, pursuant to the terms of any such Assumed Contract, (1) by a Seller of more than $10,000 annually or (2) to a Seller of more than $10,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to such Seller;
     (viii) any Assumed Contract the particulars of which are required to be furnished to any antitrust or regulatory Governmental Authority and any undertaking that has been given or Order made pursuant to any antitrust legislation or in response to any request for information or statement of objection from any Governmental Authority;
     (ix) any bid, tender, proposal or offer which, if accepted, will result in a Seller becoming a party to any Assumed Contract in which the aggregate payments to be received or paid by such Seller would exceed $10,000;
     (x) any partnership, joint venture or teaming arrangements pertaining to the Business;
     (xi) any Assumed Contract not made in the Ordinary Course of Business;
     (xii) any Assumed Contract not otherwise described in any of clauses (i) through (xi) above under which the consequences of a default or termination could reasonably be expected to have Seller Material Adverse Effect; and
     (xiii) any amendment or modification to any of the Assumed Contracts described in this Section 3.11.
               (b) Sellers have made available for inspection by Buyer true, correct and complete copies of each Assumed Contract and all amendments thereto and any waivers granted thereunder. Except as set forth on Schedule 3.11(b), the consummation of the transactions contemplated by this Agreement are not a violation of, or grounds for, the modification, termination or cancellation of any of the Material Contracts or for the imposition of any penalty or Lien or the default of any security interests thereunder.

          (c) Except as set forth on Schedule 3.11(c), all Assumed Contracts are valid and binding agreements, in full force and effect and enforceable against Seller, and to the Knowledge of Seller, against the other parties thereto in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies, and subject to the rights of a Governmental Authority to terminate a contract if the Governmental Authority has not received the funds necessary to perform the contract. There is not, under any Assumed Contract or any obligation, or covenant or condition contained therein, any existing default or breach by a Seller, or to the Knowledge of Sellers, by any other party, or any event, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time, or the happening of any other event or condition, (i) would constitute a default under or a breach of any provision of any Material Contract or (ii) would permit the acceleration of any obligation of any party to any Material Contract or the creation of a Lien upon any of the Transferred Assets. No Seller has received notice of a dispute under or the pending or threatened cancellation, revocation or termination of any Assumed Contract, nor, to the Knowledge of Sellers, are there any facts or circumstances which are reasonably likely to lead to any such cancellation, revocation or termination. Except for the assignment of Contracts from QS to Parent, no Seller has assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Assumed Contract.
          (d) No Customer Contract has been totally or partially terminated for default or for the convenience of a Governmental Authority. Sellers have not received any requests with respect to any Customer Contract for equitable adjustment of claims (other than routine invoices). Sellers have not been notified of any deductions from unpaid invoices with respect to any Customer Contract.
          (e) No Seller has been suspended or debarred from doing business with any Governmental Authority, nor has any such suspension or debarment action been threatened, proposed, or commenced. To Sellers’ Knowledge, there is no valid reasonable basis, or specific circumstances that with the passage of time would reasonably be likely to become a reasonably basis, for such Seller’s suspension or debarment from doing business with any Governmental Authority.
          (f) Each Seller has complied in all material respects with the material terms and conditions of each Customer Contract, including all clauses, provisions and requirements (i) incorporated expressly, by reference or by operation of law and/or (ii) relating to price adjustments based on pricing made available to third Persons. Sellers have, with respect to all Customer Contracts: (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Contract; and (y) submitted certifications and representations with respect to each such Contract that were accurate, current and complete when submitted, and were properly updated to the extent required by Applicable Law or the applicable Contract.
          (g) No Seller has been nor is it now being audited or investigated by any Governmental Authority nor, to the Knowledge of Sellers, has such audit or investigation been threatened.

          (h) Except as set forth on Schedule 3.11(c), Sellers have not received notice of any unfavorable past performance assessments, evaluations, or ratings relating to any Customer Contract.
          (i) Sellers have not failed to pay any compensation required by it with respect to any work performed or invoiced by them under any Customer Contract.
          (j) No Seller has knowingly or recklessly submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, application, report, claim, or any other information relating to a Customer Contract to any Governmental Authority.
          (k) To the Knowledge of Sellers, no Customer Contracts are subject to any right of setoff, except as provided under Applicable Law. Sellers have not received any notice that monies due under any Government Contract are or may be subject to withholding or setoff.
          (l) To the Knowledge of Sellers, no employee, agent, consultant, representative of a Seller or of the Business is in receipt or possession of any competitor’s confidential, proprietary, or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized. Sellers have not received an official investigative inquiry or subpoena from any Governmental Authority.
          (m) To the Knowledge of Sellers, none of Sellers’ officers, directors, or employees, has knowingly or recklessly provided to any Person any false or misleading information with respect to such Seller or the Business, or in connection with the procurement of, performance under, or renewal of, any Customer Contract.
          (n) To the Knowledge of Sellers, there exists no valid basis for (i) the withdrawal or suspension of any approval or consent of any Governmental Authority with respect to any Products designed, developed, manufactured or sold by Sellers, or (ii) the recall, withdrawal or suspension by Order of any Governmental Authority of any such Products. To the Knowledge of Sellers, there are no product or service defects which could give rise to any such losses, claims, damages, expenses or Liabilities. There are no defects in the designs, specifications, or processes with respect to any Product designed, developed, manufactured or sold by the Business that could give rise to any material Liability.
          SECTION 3.12. [Intentionally Left Blank].
          SECTION 3.13. Title to Assets and Continued Operation.
          (a) Upon consummation of the transactions contemplated by this Agreement, Sellers will have sold, assigned, transferred and conveyed to Buyer, and Buyer will have acquired from Sellers, good and marketable title to all of the Transferred Assets owned by Sellers, free and clear of all Liens except Permitted Liens.
          (b) Except as set forth on Schedule 3.13(b), all of the property, assets, and rights included in the Transferred Assets are sufficient for Buyer to continue to operate the Business in the same manner as it is conducted currently and to perform the services of the Business, including in accordance with all of the requirements of the Assumed Contracts and Assumed Warranties in effect on the Closing Date.

          (c) Maintenance contracts are in force for both (i) those of the tangible Transferred Assets where it is normal to have them maintained by independent or specialist contractors, and (ii) for each asset that a Seller is obliged to maintain or repair under a leasing or similar agreement. All of those assets have been regularly maintained in accordance with safety regulations required to be observed in relation to them and the provisions of any applicable Contract.
          SECTION 3.14. Insurance.
     Immediately prior to the Closing, the Transferred Assets were insured under various policies of insurance. To the Knowledge of Sellers, there currently is no basis for an insurance claim under any of such policies.
          SECTION 3.15. Equipment; Asset Valuation.
     The Equipment is in good operating condition, ordinary wear and tear excepted, and is capable immediately after the Closing Date of being used for the purposes for which such Equipment is now being used in and in connection with the Business. As of the Closing Balance Sheet Date, the value of the Equipment, furniture and fixtures and other current assets to be reflected on the Closing Balance Sheet will total approximately $200,000.
          SECTION 3.16. Absence of Changes.
     Since the Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business consistent with past practices and there has not been:
          (a) any sale, lease, transfer, or assignment of any of the tangible or intangible assets, other than sales of services or Licenses of Intellectual Property of QS made in the Ordinary Course of the Business and the transfer of the Transferred Assets from QS to Parent;
          (b) any Contract entered into other than in the Ordinary Course of the Business;
          (c) any acceleration, termination, modification, or cancellation of any Contract;
          (d) any Lien other than a Permitted Lien created or imposed upon any of the Transferred Assets;
          (e) any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) included as Transferred Assets;
          (f) any material damage, destruction, or loss (whether or not covered by insurance) to the property of the Business, including the Transferred Assets;
          (g) any payment of any amount to any Person outside the Ordinary Course of the Business with respect to any Liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby) which would constitute an Assumed Liability if in existence as of the Closing;

          (h) any change by QS in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by QS of current practices with regard to sales, expenses, assets and Liabilities;
          (i) any change in the practices of pricing or discounting for sales of products or services, ordering supplies, delivering products or services, accepting returns or honoring warranties, invoicing customers and collecting debts;
          (j) any deliveries or performance of services by a Seller in connection with any backlog of orders other than in the Ordinary Course of Business or as otherwise provided under the terms of any Assumed Contract with respect to such backlog;
          (k) any threat or notification, orally or in writing, by one or more of the distributors, customers or suppliers of the Business who, individually or in the aggregate, are material to the Business, of an intention to terminate or materially alter their respective business relationships or any Assumed Contract, nor has any such termination or material alteration of such relationships or any Assumed Contract occurred;
          (l) any Contract by a Seller with respect to any of the foregoing.
          SECTION 3.17. Product Warranties, Defects and Liabilities.
     There exists no pending or, to the Knowledge of Sellers, threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Authority relating to any product alleged to have been distributed or sold by QS to others, and alleged to have been defective or improperly designed or in breach of any express or implied product warranty and, to the Knowledge of Sellers, there exists no latent defect in the design or manufacture of any of the Products of the Business. There exists no pending or, to the Knowledge of Sellers, threatened product liability or warranty claims relating to the Business outside the Ordinary Course of Business, and to Knowledge of Sellers, there is no basis for any such suit, inquiry, action, proceeding, investigation or claim. Since January 1, 2003, there have not been any product liability or warranty claims that have resulted in a Seller Material Adverse Effect. Schedule 3.17 includes copies of the Customer Contracts containing the standard terms and conditions of sale of the products and services of the Business, except to the extent set forth therein. There are no express or implied product or service warranties relating to the Products or Business, except as may be set forth in the Assumed Contracts or the standard terms and conditions of sale of the products and services of the Business as set forth on Schedule 3.17.

          SECTION 3.18. Affiliate Transactions.
     Except for the transfer of the assets noted in Section 3.16(a) or as set forth on Schedule 3.18, as of the Closing Date, QS is not a party to, or bound by, any Contract with any of its Affiliates, and no Affiliate of a Seller owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is a Transferred Asset.
          SECTION 3.19. Customers and Suppliers
          (a) Schedule 3.19(a) sets forth a complete and accurate list (with dollar volumes included) of (i) the customers (by dollar volume) of the Products or services of QS invoiced during the twelve-month period immediately preceding the Balance Sheet Date; and (ii) any supplier of materials or services (by dollar amount) to whom QS paid at least $500 during the twelve-month period immediately preceding the Balance Sheet Date.
          (b) Except as set forth on Schedule 3.19(b), there are no Contracts under the terms of which (i) QS or, in connection with the Business, Parent is obligated to purchase any product or services from, or sell any product or services to, any other Person on an exclusive basis with respect to any geographic area or group of potential customers; or (ii) any other Person may be similarly obligated to QS.
          SECTION 3.20. Illegal Payments.
     Neither Sellers nor any of their respective directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official, employee or other Person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which violates any Applicable Law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or could subject Buyer to any Damages or penalties in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might reasonably be expected to have a Seller Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
          SECTION 3.21. Real Property
          (a) Seller does not own any real property.
          (b) Schedule 3.21(b) contains a list of all real property leased or subleased by a Seller that is being used by, or occupied in connection with the Business (“Leased Real Property”). Sellers have delivered to Buyer correct and complete copies of the leases and subleases set forth on Schedule 3.21(b), which leases and subleases have not been amended or modified since the amendments furnished. With respect to each lease and sublease set forth on Schedule 3.21(b):
          (i) all of the terms and conditions of each lease or sublease have been observed or performed in all material respects by the Seller party thereto and no party to any such lease or sublease is in breach or default, and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration hereunder, or would allow the lessor or sublessor to assert a right of possession to impose any Lien against any of the Transferred Assets, except that the lease listed on Schedule 3.21(b) requires the tenant to give the landlord 20 days notice in connection with a transfer of the lease pursuant to a sale of business;
          (ii) the lease or sublease will continue to be legal, valid, binding, in full force and effect and enforceable on identical terms following the consummation of the transactions contemplated hereby, subject to the requirement to provide notice of change of ownership and compliance with the equity requirement for Buyer as set forth in the lease; and
          (iii) the facilities leased or subleased are supplied with utilities and other services necessary for the operation of the Business as it is conducted on the Closing Date.
          SECTION 3.22. Environmental Compliance.
          (a) All of the Transferred Assets, the Leased Real Property and the Business are in material compliance with all Environmental Laws;
          (b) There are no pending or, to the Knowledge of Sellers, threatened Actions arising out of or related to any Environmental Laws against QS or, in connection with the Business, Parent or any lessor or sublessor of the Leased Real Property;
          (c) Sellers currently maintain all permits required under Environmental Law for the operation of the Business (the “Environmental Permits”), and Sellers are in material compliance with the Environmental Permits and there are no legal proceedings pending nor, to the Knowledge of Sellers, threatened to revoke the Environmental Permits;
          (d) As a result of its operation of the Business, Sellers are not subject to any outstanding Order or a party to any agreement with any Governmental Authority pertaining to Environmental Law or which requires any Remedial Action to be performed; and
          (e) There are no Actions by any employee of a Seller pending, or to the Knowledge of Sellers, threatened, based on alleged injury to such employee’s health caused by exposure to any Hazardous Substance at any Leased Real Property or in connection with the operation of the Business.
          SECTION 3.23. Tax Matters.
          (a) Sellers have filed all Tax Returns with respect to the Business which they are required to file under Applicable Law and the Code as of the date hereof and all such Tax Returns are complete and correct, are based on the books of account and financial records of QS, and have been prepared in material compliance with all Applicable Laws.
          (b) Sellers have paid all Taxes with respect to the Business due and owing by it as of the date hereof (whether or not such Taxes are required to be or are shown on a Tax Return) and has withheld and paid over to the appropriate Governmental Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party. There are no unpaid Taxes with respect to any period or portion thereof ending on or before the Closing Date that are or could become a Lien on the Transferred Assets except for current Taxes not yet due and payable.
          (c) Sellers have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to the Business.
          (d) Since the Balance Sheet Date, Sellers have not incurred any Liability for Taxes with respect to the Business other than in the Ordinary Course of Business.
          (e) No foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Sellers and the Business.
          (f) Seller have not received from any Governmental Authority any written notice indicating an intent to open an audit or conduct any other review with respect to the Business.
          (g) To Sellers’ Knowledge there is no basis for any Governmental Authority to assess any additional Taxes with respect to the Business for any period for which Tax Returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of Sellers in connection with the Business either (i) claimed or raised by any Governmental Authority in writing or (ii) to the Knowledge of Sellers, threatened, based upon any communications with such Governmental Authority. Sellers are not a party to any Action by any Governmental Authority relating to Taxes resulting from the operation of the Business, nor to the Knowledge of Sellers, is there any basis for the same which could result in a Liability to Buyer.
          SECTION 3.24. Employee Benefit Plans.
          (a) Schedule 3.24 sets forth each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, whether or not terminated and whether or not funded, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA to which QS currently contributes or is a party (“Employee Benefit Plans”). For purposes of this Agreement an “ERISA Affiliate” of QS means any corporation or unincorporated trade or business (including, without limitation, any partnership, limited liability company or sole proprietorship) that, together with QS, is considered a single employer within the meaning of Code Section 414(b), (c), (m), (n) or (o). None of the Employee Benefit Plans is, and QS does not otherwise have any liability with respect to, including, without limitation, actual or potential liability due to an ERISA Affiliate’s sponsorship of, or contributions to, any Employee Benefit Plan, (i) an employee benefit plan that is subjected to Title IV of ERISA or is otherwise subject to the minimum funding requirements of ERISA or the Code; (ii) a multiemployer plan as defined in Section 3(37) of ERISA; or (iii) an employee benefit plan that provides health, life, disability or other welfare-type benefits to current or future retirees or current or future former employees except as required by COBRA or applicable state continuation coverage law. Sellers have made available to Buyer true, correct, and complete copies of all Employee Benefit Plans and all amendments thereto. Each Employee Benefit Plan (other than any multiemployer plan) has been maintained, administered and funded in compliance in all material respects with all Applicable Laws including, without limitation, ERISA and the Code. There are no claims, suits, investigations or audits pending or, to the Knowledge of Sellers, threatened, with respect to any of the Employee Benefit Plans (other than routine benefit claims); nor to the Knowledge of Sellers is there any reasonable basis for any of the foregoing. No Employee Benefit Plan has any material unfunded liabilities.
          (b) QS has agreed to pay or award to certain of its employees bonuses, equity incentives and other payments which are earned in accordance with the plan as set forth on Schedule 3.24(b) (the “Incentive Payments”). Sellers have no other commitments to pay or award bonuses, equity incentives or other similar payments to QS employees other than the Incentive Payments.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer and Netsmart jointly and severally hereby represent and warrant to Sellers as follows:
          SECTION 4.1. Organization.
     Each of Netsmart and Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Buyer Material Adverse Effect (as defined below). The term “Buyer Material Adverse Effect” means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects, is materially adverse to the business, operations or financial condition of Buyer and Netsmart taken as a whole or would materially impair the ability of Buyer to consummate the transactions contemplated hereby.
          SECTION 4.2. Authority Relative to this Agreement.
     Each of Netsmart and Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Netsmart and Buyer and no other corporate proceedings on the part of Netsmart or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Netsmart and Buyer and constitutes a valid, legal and binding agreement of Netsmart and Buyer enforceable against Netsmart and Buyer in accordance with its terms.
          SECTION 4.3. Consents and Approvals: No Violations.
          (a) No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Netsmart or Buyer of this Agreement or the consummation by Netsmart or Buyer of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Buyer Material Adverse Effect.
          (b) Neither the execution, delivery and performance of this Agreement by Netsmart or Buyer nor the consummation by Netsmart or Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Netsmart or Buyer, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any contract to which Netsmart or Buyer is a party or by which Netsmart or Buyer or any of its properties or assets may be bound or (iii) violate any Applicable Law binding on or applicable to Netsmart or Buyer or any of its properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Buyer Material Adverse Effect.
          (c) Neither the execution and delivery of the Promissory Note and the timely performance of Netsmart’s obligations thereunder, nor the full and timely performance of Netsmart’s and Buyer’s obligations with respect to the Earn-Out Payments, results or will result in a violation or breach of or constitutes or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any material contract to which Netsmart or Buyer is a party or by which Netsmart or Buyer or any of its properties or assets may be bound.
          SECTION 4.4. Litigation.
     There are no Actions pending or, to Buyer’s or Netsmart’s knowledge, threatened that question the validity of this Agreement or the Bill of Sale and Assumption Agreement or any action to be taken by Netsmart or Buyer in connection with this Agreement or the Bill of Sale and Assumption Agreement or by their existence or if adversely determined, have or would have a Buyer Material Adverse Effect.
          SECTION 4.5. Brokers.
     Except for a consultant retained by Buyer, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Netsmart or Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
          SECTION 4.6. Netsmart SEC Reports.
     Netsmart has filed with the Securities and Exchange Commission all forms, reports and other documents (“SEC Reports”) required to be filed under the Securities Exchange Act of 1934; all SEC Reports were prepared in accordance with the requirements of that Act in all material respects; and none of the SEC Reports at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5
COVENANTS
          SECTION 5.1. Additional Agreements; Best Efforts.
     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Bill of Sale and Assumption Agreement, including, without limitation, contesting any legal proceeding challenging the transactions contemplated hereby or thereby, and executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby, including the execution of an additional Bill of Sale and Assumption Agreement to the extent necessary to reflect any adjustment in the amount of Assumed Liabilities in accordance with Section 2.3(e) hereof. If at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement or the Bill of Sale and Assumption Agreement the proper officers and directors of each party hereto shall take all such necessary action. After the Closing Date Buyer shall allow Parent access to the Continuing Employees, at reasonable times and upon reasonable notice, to allow Parent to collect information it requires to prepare and file any reports, returns or other documents it is required to file under applicable law, including but not limited to Tax Returns and reports filed with the Securities and Exchange Commission.
          SECTION 5.2. Public Announcements.
     The parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Applicable Law or any NASDAQ or AMEX rule applicable to the party required to make such disclosure.
          SECTION 5.3. Employee Benefits.
          (a) Offer of Employment. The parties hereto intend that there shall be continuity of employment with respect to the employees of the Business set forth on Schedule 5.3(a). To that end, effective at the beginning of the Business Day on the Closing Date, Buyer shall offer to employ the employees on Schedule 5.3(a) at a rate of base and commission compensation not less than that in effect on the Closing Date, as disclosed in Schedule 5.3(a). Each individual who accepts Buyer’s offer of employment and becomes an employee of Buyer on the Closing Date shall thereafter be a continuing employee (a “Continuing Employee”). Buyer shall employ the Continuing Employees in substantially the same position held by them prior to the Closing and on terms and conditions that are, to the extent consistent with Netsmart’s existing employment terms, conditions and policies, comparable to those enjoyed by similarly-situated Netsmart employees either prior to or after the Closing, whichever is more favorable to the Continuing Employees (except that the first sentence of this Section 5.3(a) shall control Buyer’s obligations concerning base and commission compensation); and Buyer will recognize the service of the Continuing Employees with Sellers for purposes of eligibility for all benefits, including but not limited to vacation benefits. As of the

Closing Date, Continuing Employees who were covered under Seller’s 401(k) plan shall be eligible to participate in Buyer’s 401(k) plan without regard to any service requirements thereunder. Buyer’s 401(k) plan will recognize the service of the Continuing Employees with Sellers for purposes of eligibility to participate, vesting and early retirement eligibility under Buyer’s 401(k) plan.
          (b) Welfare Plans — Claims Incurred; Pre-Existing Conditions. As of the Closing Date, the Buyer shall commence coverage of the Continuing Employees under any life insurance and disability plans, programs and arrangements that Netsmart then provides to its other employees on the same terms and conditions as are made available to Netsmart’s employees generally. As of the day following the Closing, Buyer or Netsmart shall commence coverage of Continuing Employees under any medical, hospitalization and dental programs or arrangements that Netsmart then provides to its other employees similarly situated, and, to the extent permitted by such programs and consistent with Netsmart’s policies, waive, as applicable, any preexisting condition, exclusion or limitation. Seller shall retain all liability for claims incurred prior to the Closing Date under its employee benefit plans and programs, including its medical, hospitalization and dental plans. Buyer and Netsmart shall assume all liability for claims incurred on or after the Closing Date under the employee benefit plans and programs covering Continuing Employees, including medical, hospitalization and dental plans. For purposes of this Section 5.3(b), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.
          (c) On or before the thirtieth day after the Final EBIT-A Amount has been determined under Section 2.9, Sellers shall pay to former QS employees, whether or not such employees are Continuing Employees, the Incentive Payments, if any, to which they are entitled.
          SECTION 5.4. Expenses.
     Each of the parties shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by such party under this Agreement.
          SECTION 5.5. Certain Other Covenants
     If, following the Closing, it is necessary that Buyer or Seller obtain additional information relating to the Business prior to the Closing Date in order to properly prepare documents or reports required to be filed with Governmental Authorities or financial statements or other business purpose, and such information is within the other party’s possession, Buyer or Seller, as applicable, will (at the requesting party’s sole reasonable cost and expense) furnish or cause its representatives to furnish such information to the other party. Such information shall include, without limitation, the accounting and tax records of Seller and all agreements between Seller and any Person relating to the Business.
          SECTION 5.6. Earn-Out Payments.
          (a) Calculation and Payment of Maintenance Earn-Out Payment.

     (i) On or before the thirtieth day following the preparation of audited financial statements for the fiscal year ending December 31, 2007, but no later than April 30, 2008, Buyer shall calculate and disclose in writing to Sellers (A) the amount of Maintenance Revenue during the Maintenance Earn-Out Period and (B) the amount of the earn-out payment payable to the Sellers in accordance with Schedule 5.6(a) (the “Maintenance Earn-Out Payment”).
     (ii) Buyer shall pay to Sellers the Maintenance Earn-Out Payment no later than the fifth (5th) Business Day after the Earn-Out Statement shall become final under Section 5.6(e) (the “Earn-Out Payment Date”). Sellers shall be entitled to receive interest on such Earn-Out Payment from February 1, 2008 through the Earn-Out Payment Date, at the Prime Rate, payable on the Earn-Out Payment Date.
               (b) Calculation and Payment of Software Earn-Out Payments.
     (i) On or before the thirtieth day following the preparation of audited financial statements for the fiscal year ending December 31, 2007, but no later than April 30, 2008, Buyer shall calculate and disclose in writing to Sellers (A) the amount of Vital Records Contract Awards during the Software Earn-Out Period and (B) the amount of the earn-out payment payable to Sellers in accordance with Schedule 5.6(b)(i) (the “Vital Records Earn-Out Payment”).
     (ii) On or before the thirtieth day following the preparation of audited financial statements for the fiscal year ending December 31, 2007, but no later than April 30, 2008, Buyer shall calculate and disclose in writing to Sellers (A) the amount of Other Software Contract Awards during the Software Earn-Out Period and (B) the amount of the earn-out payment payable to Sellers in accordance with Schedule 5.6(b)(ii) (the “Other Software Earn-Out Payment”).
     (iii) At Buyer’s option, the Vital Records Earn-Out Payment and the Other Software Earn-Out Payment may be paid in (i) cash in immediately available funds or (ii) if at the time of the Vital Records Earn-Out Payment and Other Software Earn-Out Payment, the NTST Common Stock is listed for trading on a national securities exchange or traded on the NASDAQ Stock Market, in NTST Common Stock by delivering to Sellers duly and validly issued certificates representing a number of shares of NTST Common Stock computed as follows: an amount equal to (A) the amount of Vital Records Earn-Out Payment or Other Software Earn-Out Payment that Buyer wishes to pay in NTST Common Stock divided by (B) the volume weighted average trading price (as reported in writing by UBS Paine Webber to each of Sellers and Buyer) of one share of NTST Common Stock traded on NASDAQ for the four trading weeks ending on the 2nd trading day immediately before the Earn-Out Payment Date.
     (iv) In the event that Buyer elects to make any portion of the Vital Records Earn-Out Payment or Other Software Earn-Out Payment in NTST Common Stock, Netsmart hereby agrees that not later than the Earn-Out Payment Date it shall file a registration statement, at its sole expense, with respect to such shares of NTST Common Stock to allow Sellers to begin selling such shares of NTST Common

Stock in open-market and private transactions as soon as possible after the Earn-Out Payment Date. Netsmart shall use its best efforts to cause such registration statement to be declared effective as soon as possible after filing, and shall maintain the effectiveness of such registration statement until such time as all of such shares of NTST Common Stock have either been sold pursuant to such registration statement or become available for sale within a three-month period under Securities and Exchange Commission Rule 144.
     (v) Buyer shall pay to Sellers the Vital Records Earn-Out Payment and the Other Software Earn-Out Payment no later than the fifth (5th) Business Day after the Earn-Out Statement shall become final under Section 5.6(e) (the “Earn-Out Payment Date”). Sellers shall be entitled to receive interest on such Earn-Out Payment from February 1, 2008 through the Earn-Out Payment Date, at the Prime Rate, payable on the Earn-Out Payment Date.
               (c) Good Faith. All parties shall act in good faith with respect to the covenants set forth in this Section 5.6. Buyer and Netsmart acknowledge that the inclusion of the Earn-Out Payments is a principal term hereof and the opportunity to achieve such Earn-Out Payments constitutes a material consideration for Sellers’ willingness to enter this Agreement.
               (d) Operation of Business. During the Software Earn-Out Period and the Maintenance Earn-Out Period, neither Buyer nor Netsmart will take any action or inaction with respect to the Business with the intent of increasing the Liability Adjustment determined under Section 2.3, or of reducing the Earnings Period Revenue Amount or the Earnings Period EBIT-A Amount determined under Section 2.9, or of reducing the amount of any Earn-Out Payment determined under this Section 5.6. In particular, without limiting the generality of the preceding sentence, during the Software Earn-Out Period and the Maintenance Earn-Out Period, Buyer shall:
     (i) provide adequate resources to the Business to enable the Business to capitalize on opportunities presented to it;
     (ii) use best efforts to operate the Business in a manner consistent with QS’ past practice, including preserving intact the Business and maintaining the Business’ relationships with customers and suppliers;
     (iii) operate the Business as a stand-alone subsidiary of Netsmart;
     (iv) maintain separate financial statements of the Business in accordance with GAAP consistently applied with QS’ practices as of the Closing Date;
     (v) not defer sales of the Business;
     (vi) not materially reduce the overall size of the sales force of the Business;
     (vii) through December 31, 2006 maintain the current commission plan structure, including the Continuing Employees who are currently covered by that plan, then thereafter maintain a commission plan structure sufficient to provide similar incentives to the Continuing Employees; and

     (viii) not prevent the Business from competing with the other operations of Netsmart and its Affiliates.
          Notwithstanding the foregoing, the Sellers acknowledge and agree that Netsmart shall have the right to review and approve all proposals and quotations to be made by Buyer, in order to insure that Buyer continues to run the Business in a profitable manner.
          (d) Written Statements. Each disclosure of an Earn-Out Payment under Sections 5.6(b)(i) and 5.6(b)(ii) shall be accompanied by a written statement, signed by the President and CFO of Buyer and the CFO of Netsmart, which details the manner in which such Earn-Out Payment was calculated (each, an “Earn-Out Statement”). Buyer shall afford to Sellers and their representatives reasonable access, on reasonable notice, for a period of thirty (30) days after the date an Earn-Out Statement is delivered to Sellers (the “Review Period”), to review the books and records of the Business that were used to prepare the Earn-Out Statement, meet with key employees of Buyer and the Business, and review any pertinent work papers of Buyer’s or Netsmart’s independent auditors. Sellers shall have an additional fifteen (15) days after the expiration of the Review Period to furnish Buyer with a written notice (the “Dispute Notice”) setting forth those items with which it disagrees and the reasons for each such disagreement. If during the Review Period either of the Sellers notifies Buyer in writing that Sellers accept the Earn-Out Statement, or if both Sellers fail to furnish the Dispute Notice to Buyer within the fifteen-day period, the Earn-Out Statement shall become final for all purposes. If one of the Sellers furnishes the Dispute Notice to Buyer within the fifteen-day period, the parties shall use best efforts to resolve any disagreements timely raised in the Dispute Notice, after which resolution the Earn-Out Statement shall become final for all purposes.
          (e) Earn-Out Period Information. During the Software Earn-Out Period and the Maintenance Earn-Out Period, within 45 days after the end of each calendar quarter, Buyer shall provide Sellers in writing with the following reports on the progress of the Business during such quarter:
     (i) Quarterly income or profit-and-loss information to the extent and in the form maintained by Buyer and Netsmart for purposes of consolidating Netsmart’s quarterly results;
     (ii) Maintenance Revenue during such quarter (if during the Maintenance Earn-Out Period);
     (iii) Other Software Contract Awards made during such quarter;
     (iv) Vital Records Contract Awards made during such quarter;
     (v) Termination of Contracts with Identified Customers during such quarter; and
     (vi) Any event during such quarter that has had a material and adverse impact on the Business generally or an Earn-Out Payment specifically.
          SECTION 5.7. Name Change of Seller.

     On the Closing Date, Sellers shall deliver to Buyer for filing with the appropriate Governmental Authority such documents as may be required to amend the certificate of incorporation, bylaws and other organizational documents of QS to change the name of QS and exclude any reference therein to “QS Technologies” alone or in combination with any other words or terms, or any variation of such words or terms. On and after the Closing Date, QS shall cease doing business under or utilizing as a trademark, trade name, or service mark, any of the foregoing names.
          SECTION 5.8. Business Confidentiality; Non-Disparagement.
          (a) Sellers acknowledges that they have had access to, and use of, Confidential Information of the Business prior to the Closing. Sellers covenant that without written authorization from Buyer, or except as contemplated herein with respect to compliance with record-keeping and reporting requirements, they shall not at any time hereafter, directly or indirectly, use for their own purpose or for the benefit of any Person other than Buyer, any Confidential Information, or disclose any Confidential Information to any Person. This covenant shall not apply to any Confidential Information that is or becomes generally available to the public or in the industry other than as a result of a disclosure directly or indirectly by a Seller in violation of this Agreement or is or becomes available to a Seller in a lawful manner and on a non-confidential basis from a source other than Buyer.
          (b) Nothing herein shall prevent any disclosure required by Applicable Law or any Order of a Governmental Authority; provided, however, that Sellers shall give the Buyer prompt notice of any request for such disclosure that it receives and, at Buyer’s cost, shall provide reasonable cooperation to Buyer in connection with Buyer’s efforts to obtain a protective order or other means of preventing disclosure and otherwise protecting the confidentiality of the Confidential Information.
          (c) To the extent that the same may be appropriate, Buyer shall be entitled to seek injunctive relief (without the necessity of posting a bond) from any court of competent jurisdiction to restrain any threatened or further violation of the covenant contained in this Section 5.8 in addition to any other rights or remedies at law, in equity or under this Agreement to which the Buyer may be entitled.
          SECTION 5.9. Accounts Receivable.
     (a) Buyer shall forward to Sellers any and all payments received by it in respect of Receivables for goods delivered or services rendered prior to the Closing Date, to the extent reflected on the Closing Balance Sheet. Buyer may, but shall have no obligation to, assist Sellers in the collection of the Receivables and agrees that Sellers shall be entitled to use all lawful methods to collect the Receivables from the obligors thereof. Buyer agrees that it will take no action, directly or through any other Person, that is intended to induce, or has the reasonably-expected result of inducing, the obligors of such Receivables not to make the requisite payments to QS.
     (b) With respect to the unbilled receivables listed on Schedule 5.9(b), Buyer shall (i) use its best efforts to complete the formal documentation of the contracts related thereto as soon as possible, (ii) perform all such contracts fully in accordance with their respective terms, (iii) invoice the customers under those contracts as soon as possible consistent with prior QS practices, (iv) use its best efforts to collect the amounts due under such invoices as soon as possible, and (v) immediately deliver to Sellers any amounts received by Buyer under those contracts, in the form received by Buyer.
          SECTION 5.10. Netsmart Obligations.
          (a) Notwithstanding anything else herein, in each instance in which Buyer is obligated perform any obligation hereunder Netsmart agrees to cause Buyer so to perform, and Netsmart unconditionally guarantees Buyer’s full and timely performance of each of its obligations hereunder; and all written or other communications from Netsmart to either Seller with respect to Buyer or the Business shall be deemed to be communications from and on behalf of Buyer.
          (b) QS has caused the issuance of a performance bond in connection with its performance of its contract with the State of Nebraska, which performance bond has been collateralized by a letter of credit of Parent’s bank and guaranteed by QS and Parent. While such performance bond is in effect Netsmart shall take no action or inaction with the intent, or that would have the reasonably-foreseeable result, of extending the term of the performance bond; and at such time as performance under such contract has been completed, Netsmart shall cooperate with Sellers in connection with their efforts to have that performance bond cancelled and released. To the extent either Seller suffers a Loss solely due to Buyer’s failure fully to perform under such contract with the State of Nebraska or under this Section 5.10(b), Sellers’ indemnification rights under Section 8.4 shall not be subject to the Sellers’ Basket notwithstanding anything to the contrary in Article 8.
ARTICLE 6
TAX MATTERS
          SECTION 6.1. Taxes.
     Seller shall pay all transfer Taxes resulting from the transactions contemplated by this Agreement.
          SECTION 6.2. Cooperation.
     Buyer and Sellers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable periods relating to Taxes. Each of Buyer and Sellers recognizes that Buyer and Sellers may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Sellers or Buyer, respectively, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Sellers and Buyer each agree, (a) to properly retain and maintain such records for a period of six (6) years commencing as of the date hereof and (b) to allow the other party and its agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party or its representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party. Each party agrees to maintain in accordance with Section 5.8 the confidentiality of all information of the other party disclosed pursuant to this Section 6.2, except to the extent it is required to disclose the same pursuant to Applicable Law or the directive of a Governmental Authority.
          SECTION 6.3. Allocation of Taxes.
     All personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Sellers and Buyer as of the Closing Date based on the number of days of such taxable period included in the period on and prior to the Closing Date (“Pre-Closing Tax Period”) and the number of days of such taxable period included in the period commencing after the Closing Date (the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing, Sellers and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.3, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Sellers shall notify Buyer upon receipt of any bill for personal property taxes relating to the Transferred Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer, and Buyer shall pay the same to the appropriate taxing authority; provided, however, that if such bill covers any part of the Pre-Closing Tax Period, Sellers shall also remit to Buyer prior to the due date of assessment payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that Sellers or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 6.3, the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 6.3 and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.
ARTICLE 7
NON-COMPETITION; NON-SOLICITATION
          SECTION 7.1. Non-Competition.
     Commencing on the Closing Date and continuing until the third anniversary of the Closing Date, Sellers shall not, and shall cause each of their Affiliates not to, directly or indirectly, manufacture, sell, provide or offer to sell any Products or services set forth on Schedule A which the Business currently manufactures, sells, licenses or provides or is in the process of developing or has manufactured, sold, licensed or provided during the three (3) year period immediately preceding the Closing (any such activity, a “Competitive Business”); provided, however, Buyer and Netsmart acknowledge that Parent, either directly or through Affiliates, regularly makes loans to, invests in and manages other businesses, and nothing herein shall prohibit Parent or any of its Affiliates from engaging in such activities with respect to any business that is not primarily engaged in selling public health software products; provided, further, that in the event any such business is engaged in selling public health software products to any extent, such investment shall be a passive investment.
          SECTION 7.2. Non-Solicitation.
          (a) From and after the Closing Date, Sellers shall not, and shall cause each of their Subsidiaries not to, directly or indirectly, on its account or for any other Person, interfere with the employment by Buyer of any of the Continuing Employees while such Continuing Employee is under contract with Buyer; provided, however, that if the Buyer shall terminate the employment of a Continuing Employee, or if the Continuing Employee shall quit such employment, and Sellers have not interfered with such employment in violation of this Section 7.2(a), Seller and its Subsidiary shall be entitled to solicit for hire, and/or hire such employee three months following such termination.
          (b) Subject to Sellers’ rights under Section 5.9, commencing on the Closing Date Sellers shall not, and shall cause each of their Subsidiaries not to, intentionally interfere with the relationship the Buyer has with any of the suppliers and customers of the Business.
          SECTION 7.3. Injunctive Relief.
          (a) Sellers and Buyer each acknowledge that the covenants contained in this Article 7 were a material and necessary inducement for Buyer to agree to the transactions contemplated herein and that a violation of any of the covenants contained therein could cause irreparable and continuing harm for which Buyer has no adequate remedy at law. Accordingly, as and to the extent the same may be appropriate, the Buyer shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction to restrain any threatened or further violation of such covenants, such injunctive relief to be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Seller waives posting by Buyer of any bond necessary to secure such injunction or other equitable relief.
          SECTION 7.4. Severability.
          If any provision contained in this Article 7 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of such Section or Article, but such Section and Article will be construed as if such invalid, illegal or unenforceable provision had never been contained therein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographical area or to be for a length of time which is not permitted by Applicable Law, or is construed to be too broad or to any extent invalid, such provision will not be deemed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction will be entitled to construe and interpret or reform this Article 7 to provide for a covenant having the maximum enforceable geographical area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such Applicable Law.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS & WARRANTIES;INDEMNIFICATION
          SECTION 8.1. Survival of Representations and Warranties.
     Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until two (2) years following the Closing Date; provided, however, that representations and warranties under Section 3.13 (as to title) shall remain in effect without limitation, and under Section 3.9 (Intellectual Property) and Section 3.22 (Environmental Compliance) shall remain in effect until three (3) years following the Closing Date and Section 3.23 (Taxes) shall remain in effect until six (6) years following the Closing Date; and further provided, that any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.
          SECTION 8.2. Survival of Covenants and Agreements.
     Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing.
          SECTION 8.3. Indemnification by Sellers.
     Sellers shall indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, successors and assigns (the “Buyer Indemnified Parties”) from and against any Liabilities, Damages, Actions, Orders and costs and expenses, including reasonable attorney’s and expert fees (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”), which are caused by or arise out of:
          (a) any breach or default in the performance by Sellers of any covenant or agreement of Sellers contained herein or in any agreement delivered pursuant hereto at the Closing;
          (b) any breach of warranty or representation made by Sellers contained in Article 3 of this Agreement or in any certificate delivered pursuant hereto at the Closing;
          (c) any Excluded Liabilities; or
          (d) enforcement of this Section 8.3.
     Indemnification by Sellers shall be realized in the following manner and order of priority: (A) by the Buyer withholding any amounts owing to Seller under the Promissory Note, in the manner provided in Section 9.12; (B) by the Buyer withholding all or a portion, as required, of the Earn-Out Payments; (C) by the Buyer withholding any other amounts owing to Seller hereunder; and (D) by Seller’s delivery of cash to Buyer to the extent that Buyer is not fully indemnified by the recourse afforded it under (A) through (C) above.
          SECTION 8.4. Indemnification by Buyer.

     Buyer and Netsmart shall indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors, successors and assigns (“Seller Indemnified Parties”) from and against any Losses which are caused by or arise out of:
          (a) any breach or default in the performance by Buyer of any covenant or agreement contained herein or in any certificate delivered pursuant hereto or thereto or at the Closing;
          (b) any breach of warranty or representation made by Buyer contained in Article 4 or in any certificate delivered pursuant hereto at the Closing;
          (c) the Assumed Liabilities;
          (d) Buyer’s conduct of the Business or the operation and use of the Transferred Assets, in each case from and after the Closing; or
          (e) enforcement of this Section 8.4.
          SECTION 8.5. Thresholds and Limits on Indemnification.
          (a) Threshold Liability of Sellers. Sellers shall not have any obligation to indemnify Buyer or its Affiliates under Section 8.3 until the aggregate Losses suffered by Buyer and its Affiliates for which indemnification would otherwise be due under Section 8.3 exceed Thirty-Five Thousand Dollars ($35,000) (the “Buyer’s Basket”), after which the Buyer shall be entitled to recover all of its Losses, including the amount of the Buyer’s Basket.
          (b) Threshold Liability of Buyer. Buyer shall not have any obligation to indemnify Sellers or their Affiliates under Section 8.4 until the aggregate Losses suffered by Sellers and its Affiliates for which indemnification would otherwise be due under Section 8.4 exceed Thirty-Five Thousand Dollars ($35,000) (the “Sellers’ Basket”), after which the Seller shall be entitled to recover all of its Losses, including the amount of the Sellers’ Basket; provided, however, to the extent either Seller suffers a Loss due to Netsmart’s failure to fully and timely perform the Promissory Note, or due to Netsmart’s or Buyer’s failure to fully and timely perform its respective obligations with respect to the Earn-Out Payments, Sellers’ indemnification rights under Section 8.4 shall not be subject to the Sellers’ Basket.
          (c) Maximum Liability of Seller. Sellers shall not be obligated to indemnify Buyer and its Affiliates for any Losses in an aggregate amount that exceeds the amount of the Total Purchase Price actually received by Sellers; provided, however, Sellers shall not be deemed to have received any Assumed Liabilities to the extent Buyer’s performance thereof either (i) does not require any cash payment by Buyer, or (ii) requires the payment of costs and expenses that are offset by related Revenue.
          (d) Maximum Liability of Buyer. Buyer shall not be obligated to indemnify Seller and its Affiliates for any Losses in an aggregate amount that exceeds the amount of the Total Purchase Price actually received by Sellers; provided, however, Sellers shall not be deemed to have received any Assumed Liabilities to the extent Buyer’s performance thereof either (i) does not require any cash payment by Buyer, or (ii) requires the payment of costs and expenses that are offset by related Revenue.

          SECTION 8.6. Procedure; Notice of Claims.
          (a) Upon the occurrence of any event that any of the Buyer Indemnified Parties or Seller Indemnified Parties (each, an “Indemnified Party”) asserts to be the basis for a claim for indemnification against Sellers or Buyer (as applicable, the “Indemnifying Party”) under this Article 8 (a “Claim”), then the Indemnified Party shall give notice (a “Claim Notice”) to the Indemnifying Party thereof in writing, which Claim Notice shall set forth (i) a particular description of the event or condition that is the basis for the Claim; and (ii) the amount reasonably necessary to satisfy such Claim; provided, however, that where the claim involves a Third Party Claim (as hereinafter defined), the Indemnified Party shall promptly notify the Indemnifying Party thereof and provided further that no delay on the part of the Indemnified Party in notifying the Indemnifying Party in such case shall relieve the Indemnifying Party from any obligation under this Agreement except to the extent the Indemnifying Party is actually prejudiced thereby.
          (b) If the Claim involves the claim of any third person (a “Third-Party Claim”), the Indemnifying Party shall have the right to assume and control the defense of the Third-Party Claim with counsel of its own choice reasonably satisfactory to the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party of such defense in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim and the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; provided, however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
          (c) In the case that the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.6(b): (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned), unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned).
          (d) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 8.6(b), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with or obtain any consent from the Indemnifying Party in connection therewith).
          (e) Whenever the Indemnified Party shall have given a Claim Notice to the Indemnifying Party that does not involve a Third-Party Claim and if the Indemnifying Party disputes such Claim, the Indemnified Party and the Indemnifying Party shall first attempt to resolve the Claim through a good faith discussion of the Claim for a period of thirty (30) days (the “Negotiation Period”). If such discussion does not result in a resolution acceptable to either the Indemnified Party or the Indemnifying Party, then at the end of the Negotiation Period either party may resort to any remedies available in law or in equity in a court of competent jurisdiction, subject to any other terms of this Agreement concerning a party’s pursuit of such remedies.

          SECTION 8.7. Remedies.
     Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of the parties hereunder shall be restricted to the indemnification rights set forth in this Article 8; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under Applicable Law, or in the event of actual fraud.
          SECTION 8.8. Certain Limitations.
          (a) Notwithstanding any other provision in this Agreement to the contrary, the parties to this Agreement shall only be liable to indemnify each other for compensatory damages, and, accordingly, in the absence of actual fraud, neither party shall be entitled to recover from the other special, indirect, punitive or consequential damages pursuant to this Article 8 unless, and then only to the extent that, the same are components of a Third Party Claim for which an Indemnified Party is seeking indemnification hereunder.
          (b) The amount of any Losses recoverable by way of indemnification pursuant to Article 8 shall be calculated net of any indemnification or contribution actually received from any third Person.
          (c) It is agreed that for the purpose of making a claim for indemnification, the expiration of any one survival period, as set forth in Section 8.1, of certain representations and warranties shall not affect the ability to make any claim for indemnification hereunder under any other representations and warranties still surviving; provided, however, that no party shall be entitled to make a claim for indemnification more than once on account of the same facts or circumstances.
ARTICLE 9
MISCELLANEOUS
          SECTION 9.1. Entire Agreement; Assignment; Amendments and Waivers.
          (a) This Agreement (including the Seller Disclosure Schedules), the Exhibits and the Bill of Sale and Assumption Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.
          (b) This Agreement may not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that Buyer may assign all of its rights and obligations under this Agreement to any Affiliate, but such assignment will not relieve Buyer or Netsmart of any of its covenants or obligations set forth in this Agreement.

          (c) This Agreement may not be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
          SECTION 9.2. Validity.
     If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.
          SECTION 9.3. Notices.
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Buyer:	Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739
Telecopier:
Attention: James Conway, CEO

with a copy to:	Kramer, Coleman, Wactlar & Lieberman, P.C.
100 Jericho Quadrangle
Jericho, New York 11753
Telecopier: (516) 822-4824
Attention: Nancy D. Lieberman, Esq.

if to Sellers:	QS Technologies, Inc.
c/o Intelligent Systems Corporation
4355 Shackleford Rd.
Norcross, GA 30093
Telecopier: (770) 381-2808
Attention: CEO

Intelligent Systems Corporation
4355 Shackleford Rd.
Norcross, GA 30093
Telecopier: (770) 381-2808
Attention: CEO

with a copy to:	Sutherland Asbill & Brennan LLP
999 Peachtree Street NE
Atlanta, GA 30309
Telecopier: (404) 853-8806
Attention: Phil Moïse
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          SECTION 9.4. Governing Law, Forum Selection, Jurisdiction.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.
          SECTION 9.5. WAIVER OF JURY TRIAL.
     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE SUBJECT MATTER HEREOF, OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
          SECTION 9.6. Descriptive Headings.
     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          SECTION 9.7. Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
          SECTION 9.8. Specific Performance.
     The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder (without the requirement of posting a bond).
          SECTION 9.9. Disclosure Generally.
     Information contained in this Agreement or disclosed in any Schedule shall not be deemed to be included in any other Schedule except to the extent that such disclosure is specifically referenced or identified or otherwise reasonably applicable to such other Schedule.
          SECTION 9.10. Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
          SECTION 9.11. Attorney’s Fees.
     If any party hereto initiates any legal action arising out of or in connection with this Agreement or the Bill of Sale and Assumption Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.
          SECTION 9.12. Set-Off or Withholding From Promissory Note.
     If Buyer becomes entitled to a set-off against the Promissory Note under Section 2.3 or Section 2.9(d), or becomes entitled to withhold any amount from the Promissory Note under Section 8.3, the original principal amount of the Promissory Note shall be reduced by the amount to be set-off or withheld, the monthly installments shall be recalculated based on the reduced principal amount, and all monthly payments of principal and interest previously received by Parent under the Promissory Note shall be applied to such recalculated monthly installments in the order in which they become due.
     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

QS TECHNOLOGIES, INC.
By:	/s/ Kevin W. Davidson
	Name:	Kevin W. Davidson
	Title:	President

INTELLGENT SYSTEMS CORPORATION
By:	/s/ J. Leland Strange
	Name:	J. Leland Strange
	Title:	Chief Executive Officer

NETSMART TECHNOLOGIES, INC.
By:	/s/ Anthony F. Grisanti
	Name:	Anthony F. Grisanti
	Title:	Chief Financial Officer

NETSMART PUBLIC HEALTH, INC.
By:	/s/ Anthony F. Grisanti
	Name:	Anthony F. Grisanti
	Title:	Secretary and Treasurer

List of Exhibits to Asset Purchase Agreement
1. Exhibit A           Promissory Note
The Registrant agrees to furnish supplementatlly a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Exhibit A
PROMISSORY NOTE

$1,435,000	As of July 31, 2006
     FOR VALUE RECEIVED, the undersigned, NETSMART TECHNOLOGIES, INC. (the “Company”) promises to pay to the order of INTELLIGENT SYSTEMS CORPORATION, its successors, endorsees and assigns (“Payee”), in lawful money of the United States, at 4355 Shackleford Road, Norcross, Georgia 30093, or such other place as Payee may from time to time designate, the principal sum of ONE MILLION FOUR HUNDRED THIRTY-FIVE THOUSAND ($1,435,000) DOLLARS, which principal amount shall bear interest at the rate of eight and one-quarter percent (8.25%) [the prime rate in effect on the date of delivery of the note] and be fully amortized in equal monthly installments over a 36-month period.
     The Company shall make payments of $45,133.37 in the aggregate, consisting of such portion of the principal sum and accrued interest thereon as is set forth in the attached amortization schedule. Each such payment of principal and accrued interest shall be paid on the first business day of each month, commencing September 1, 2006, or if such day is not a business day, on the next succeeding business day. For the purposes of this Note, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are closed due to a federal holiday.
     The holder of this Note shall have the right to declare the entire unpaid balance of this Note immediately due and payable in the event
     • the Company fails to make any payment of principal and interest due hereunder within ten (10) days of its due date; or
     • the Company makes a general assignment for the benefit of creditors or commences any proceeding under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such proceeding is commenced against the Company and such proceeding is not dismissed within sixty (60) days.
     In the event this Note shall at any time after maturity or default be placed with an attorney for collection, the Company agrees to pay, in addition to the entire remaining principal balance and accrued interest, (i) interest on such amounts at the rate of 11% per annum and (ii) all costs of collection, including reasonable attorneys’ fees. This Note is subject to prepayment in whole or in part without premium or penalty.
     The Company hereby waives presentment, demand, notice of payment, protest and notice of protest.

NETSMART TECHNOLOGIES, INC.
By:	/s/ Anthony F. Grisanti
Anthony F. Grisanti
Chief Financial Officer